Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in Form 8-K/A of Harleysville National Corporation of our reports dated September 15, 2008, with respect to the consolidated statements of financial condition of Willow Financial Bancorp, Inc. and subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appears in the Form 8-K/A of Harleysville National Corporation dated February 20, 2009.

On our report dated September 15, 2008, on the effectiveness of internal control over financial reporting as of June 30, 2008, expresses our opinion that Willow Financial Bancorp, Inc. and subsidiary did not maintain effective internal control over financial reporting as of June 30, 2008 because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified in the areas of effective review and analysis of financial statement account reconciliations and journal entries and their impact on financial reporting matters.

KPMG LLP

Philadelphia, Pennsylvania

February 20, 2009